SOFTWARE SERVICES AGREEMENT

This Software Services Agreement (the “Agreement”) is entered into effective as of the 18th day of January 2016 (the “Effective Date”), by and between UPAY, Inc., a Nevada corporation located at 3010 LBJ Fwy - Suite 1200, Dallas Texas 75234, (the “Company”) and Fourier Systems (Pty) Ltd., a Company located in and registered in South Africa (“Fourier”) with an address of 381 Pauline Spruijt Street, Garsfontein, Pretoria, 0081. Each of Company and Fourier may also be referred to individually as a “Party” or collectively as “Parties.”

RECITALS

WHEREAS, Fourier is a software services provider.

WHEREAS, the Company is in need of Fourier’s services to develop the software for a Loan Administration system and also a Payment Gateway System (Collectively THE SYSTEMS) for the Company pursuant to the Project Scope set forth in Exhibits A and B attached hereto.

WHEREAS, Fourier will use its best efforts to develop THE SYSTEMS.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

1. Whereas Clauses. The above whereas clauses are incorporated as terms into the Agreement.

2. Software Services. In accordance with the terms and conditions set forth in this Agreement: (a) Fourier will use its best efforts to develop THE SYSTEMS; (b) Fourier will develop all functionality of THE SYSTEMS in accordance with the Project Scope set forth in Exhibit A; (b) Fourier will develop the Company’s Payment Gateway, including all functionality in accordance with the Project Scope set forth in Exhibit B; (c) Fourier shall at a minimum designate two full time software developers (“Developer” or “Developers”) to develop THE SYSTEMS; (d) Fourier agrees that title to and ownership of all proprietary rights of THE SYSTEMS and its attendant software developed by Fourier shall be the exclusive rights of the Company; (e) both Parties agrees to not disclose any confidential information of the other Party and further agrees to take appropriate action to prevent such disclosure by its employees and agents; (f) the confidentiality covenants shall survive the termination or cancellation of this Agreement.

3. Term of Agreement. This Agreement shall be effective as of the Effective Date and terminate upon completion of THE SYSTEMS.

4. Termination. The Company may terminate the Agreement with Fourier by providing Fourier with 10 days’ notice. Fourier may terminate the Agreement by providing not less than 60 days’ notice in writing to the Company. If the Agreement is terminated, the Company shall be entitled to retain the THE SYSTEMS software, whether complete or partially complete.

5. Fourier’s Representations and Warranties. Fourier represents and warrants that: (a) Fourier is a foreign corporation with authority to transact business in South Africa; (b) Fourier has the power and authority to enter into and perform this Agreement and is not prohibited from entering into this Agreement or discharging and performing all covenants and obligations to be performed under and pursuant to this Agreement; (c) the execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of Fourier with the provisions of this Agreement will not conflict with or constitute a breach or a default under or require any consent, license or approval that has not been obtained pursuant any of the terms, conditions or provisions of any law, rule or regulation, any order, judgment, writ, injunction, decree, determination or other instrument of legal requirement of any court or agency of any government body.

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6. Payment and Billing. The Company shall pay Fourier: (a) $2,000 per month for each full-time Developer, which compensation may be renegotiated at the Company’s sole discretion should Fourier propose to increase the number of Developers in excess of the two Developers described in 3(a); (d) the Company shall pay Fourier 1,800,000 restricted common stock shares (the “Shares”) of the Company (the “Stock Compensation”) to be issued, as follows: (i) 1,000,000 shares recorded in book entry at the Company’s transfer agent within 10 days of the development completion of all functionality of the Loan Administration system in accordance with the Project Scope set forth in Exhibit A; and (ii) 800,000 shares recorded in book entry at the Company’s transfer agent within 10 days of the development completion of the Company’s Payment Gateway, including all functionality in accordance with the Project Scope set forth in Exhibit B. The Company will determine in is sole discretion whether Fourier has adequately completed development of THE SYSTEMS and may reject either solution and not have to issue the shares in this instance.

7. Expenses. Fourier will be responsible for all expenses pertaining to their services and the Company will not pay any incurred or projected expenses to Fourier.

8. Dribble-Out. The Stock Compensation and related selling and/or non-selling of the Shares shall be pursuant to the terms in the Dribble-Out Agreement attached hereto as Exhibit C.

9. Limitation on Liability. Notwithstanding anything to the contrary contained here, neither Party shall be liable or responsible to the other Party or such Party’s affiliated person for any consequential, special, indirect, punitive or exemplary damages, or for loss of profits or revenues incurred by such Party of its affiliated Person that arise out of or relate to this Agreement or any subsequent agreement. In no event shall either party be liable to the other for special, incidental, punitive or consequential damages.

10. Indemnification. The Company and Fourier agree to mutually indemnify and hold harmless one another from and against all claims of whatever nature arising from any negligence or willful misconduct of one another.

11. Waiver and Assignment. No amendments or modifications of any of the terms or provisions of this Agreement shall be binding on the other Party unless in writing and signed by both Parties. No waiver by any Party of any one or more defaults of the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character. Either Party may assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, with the prior written consent of the other Party, which consent shall not be unreasonably withheld.

12. Entire Agreement and Severability. This Agreement forms the entire agreement between Operator and Customer related to the subject matter contemplated herein. This Agreement, and any modification, may be executed and delivered in counterparts, including any facsimile transmissions thereof, each of which shall be deemed an original. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. This agreement and the rights and duties of the parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the state of Texas, without regard to principles of conflicts of law.

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13. Counterparts. This Agreement may be executed in counterparts via facsimile or PDF transmission.

UPAY, INC.

By:
Jaco Folscher, President

FOURIER SYSTEMS (PTY) LTD.

By:
William Raubenheimer, Director/ Chair Person

EXHIBIT A

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